Exhibit 1.1

Translation from Hebrew. Only the Hebrew version has a legal binding effect.

Company Limited by Shares

Articles of Association

of

Gazit Globe Ltd.

Introduction and Interpretation

1.	Cancelled.

2.	In these Articles the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Companies Ordinance”—means the Companies Ordinance [New Version], 5743-1983.

“Companies Law”—means the Companies Law, 5759-1999 and any amendments or modifications thereto, and also the Regulations promulgated thereunder as shall be in force from time to time. Any reference to a section of the Companies Law shall be deemed to incorporate reference to any re-enactment or modification to the section in effect at that time.

“Company”—means “Gazit-Globe (1982) Ltd.” or any other name to be adopted for the Company, if any, from time to time.

“Office”—means the registered office of the Company at that time.

“Register”—means the register of shareholders to be maintained pursuant to the Companies Law.

“Office Holder”— as such term is defined in Section 1 of the Companies Law.

2.1	Words and terms contained but not defined herein shall, so long as no other meaning is implied, have the same meaning of the terms defined in the Companies Law.

2.2	Sections 2, 4, 5, 6, 7, 8 and 10 of the Interpretation Law, 5741-1981, shall mutatis mutandis apply to the interpretation hereof.

2.3	The section headings herein are solely for the sake of convenience and shall neither be deemed part of these Articles nor used for construction of the provisions hereof.

Share Capital

3. 3.1	The Company’s share capital is NIS 500,000,000 (five hundred million), divided into , 500,000,000 (five hundred million) Ordinary Shares, of NIS 1.- nominal value each.

3.2	All the Company’s Ordinary Shares shall have equal rights. An Ordinary Share shall confer on its owner all rights generally conferred on shareholders in the Company, including the right to participate in dividends distributed by the Company, receive surplus of the Company’s property upon winding-up, participate in the Company’s general meetings and vote on any matter which the general meeting is authorized to resolve.

Public Company

4.	The Company shall be a public company, as such term is defined in Section 1 of the Companies Law.

Shares

5. 5.1	Taking account of the provisions in this context in the Company’s Memorandum of Association and these Articles, if any, the Company may issue shares with preferential or deferred rights, or issue from the unissued capital redeemable preference shares, or issue shares with other special limited rights or with restrictions as to distribution of dividends, voting rights, surrender of capital or any other matters, all as shall be determined by the Company from time to time by special resolution.

5.2	Without derogating from the generality of the provisions of Sub-Article 5.1 above, the Company may issue and allot to the shareholders, employees or any other person, or offer to the general public, securities of any class whatsoever, including bonus shares, redeemable shares, options, debentures, convertible debentures, debenture-options, ordinary shares and special shares of any nature or type whatsoever.

6. 6.1	The unissued shares shall be under the supervision of the Board of Directors, which may allot them to such persons and under such restrictions and conditions, against cash or for other non-cash consideration, either at par value or at a premium or (subject to the provisions of the Companies Law) at a discount, and on such dates as the Board of Directors shall deem fit and with full authority to make calls on any person with respect to any such shares, either at par value or at a premium for such time and for such consideration as the Board of Directors shall deem fit.

6.2	Shareholders in the Company shall have no priority in acquiring new shares in the Company, unless otherwise resolved by the Board of Directors.

7.	If under the terms of allotment of any share, all or any part of the payment therefore is in installments, then any such installment shall be paid at the time of payment thereof to the Company by the person who is the registered holder of the shares at that time, or by his guardians.

8.	Upon issuance of shares the Board of Directors may introduce variations among holders of such shares with respect to the amounts of their calls and/or their dates of payment and/or the manner of linkage or interest imposed thereon.

9.	Unless otherwise stipulated herein, the Company may deem the registered holder of any share as the absolute owner thereof, and accordingly the Company shall not be obligated to acknowledge any trust or equitable right with respect to such share or any benefit there under on the part of any other person.

10.	The Company may at any time whatsoever pay a commission to any person for subscribing or agreeing to subscribe, conditionally or otherwise, for any shares, debentures or stock of debentures in the Company, or for agreeing to procure subscription, conditionally or otherwise, for each share, debenture or stock of debentures in the Company, or any other securities of the Company; however, where the commission is paid or is to be paid from the capital, then the terms and requirements pursuant to the law and the Company’s memorandum and articles of association must be upheld and implemented. The commission may on a case-to-case basis be paid or discharged in cash or in Company shares, debentures, stock of debentures or other securities of the Company.

Variation in the Rights of Classes of Shares

11.	If at any time whatsoever, the share capital is divided into different classes of shares, the Company may, by special resolution, unless otherwise provided by the terms of issue of the shares of that class, vary, convert, extend, add or otherwise modify the rights, privileges, benefits, restrictions and provisions attached or unattached at that time to any class, with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a special general meeting of the holders of shares of that class. The provisions of these Articles relating to general meetings shall apply to every such special general meeting, mutatis mutandis, as the case may be; however, the required quorum shall be at least two persons holding or representing, by proxy, 75% of the issued shares of that class.

Share Certificates

12.	Certificates evidencing title to shares shall be issued with the signature of two Directors or by the signatures of one Director and the Company Secretary, , or by the signatures of any persons so authorized by the Company’s Board of Directors.

13.	Each shareholder shall be entitled to one share certificate for the shares registered in his name, or, subject to the approval of the Board of Directors or the Company Secretary (upon settlement of the sum as shall be determined by the Board of Directors from time to time), to several share certificates, each for one or more of such shares. Each share certificate shall specify the number of shares for which it was issued and the par value thereof.

14. 14.1	A share certificate registered in the name of two or more persons shall be delivered to the one whose name appears first in the register with respect to such joint title.

14.2	If a share certificate is defaced, lost or worn out, the Company may, for a fee, where such is imposed, and on such terms as to evidence of loss or defacement and as to guarantee or damages as the Board of Directors or the Company Secretary shall find fit, issue another certificate in lieu thereof.

Bearer Share Certificates

15.	The Company may issue bearer share certificates with respect to fully paid-up shares which shall confer on their owners the rights to the shares specified therein and the right to transfer them upon delivery of the certificate, and the provisions of these Articles as to transfer and transmission of shares shall not apply to shares specified in such certificates.

16.	A holder of a bearer share certificate may return same to the Company and shall be entitled, in consideration for a fee to be determined by the Board of Directors, to have his name registered in the register as a shareholder of the Company with respect to the shares specified in such a certificate, and to have a registered share certificate issued in his favor.

17.	A holder of a bearer share certificate may deposit such certificate at the office, and so long as it is so deposited, the depositor shall have the right to demand to convene a general meeting of the Company, to be present and vote therein and to exercise all other rights of a shareholder at any meeting convened two days following such deposit, as if his name were registered in the register as a holder of shares contained in the share certificate. Only one person shall be acknowledged as depositor of the certificate, and the Company shall be obligated to return the certificate to the depositor thereof at his written request, two days after such request is made.

If the certificate is not deposited as aforesaid, the holder thereof shall not have the rights set forth above in this Article; however, he shall be deemed to be a shareholder in the Company and shall have all the other rights as if his name were recorded in the register as holder of the shares contained in the certificate.

Call on Shares

18.	The Board of Directors may from time to time, at its discretion, demand from shareholders payment for all unpaid amounts for the shares in the possession of each shareholder and which under the issue terms thereunder are not payable on fixed dates. Each shareholder shall pay the amount so called, on such dates and at such places as determined by the Board of Directors. The call on shares may designate payment in installments. The Board of Directors may designate in the call terms of interest or linkage (with or without interest) applicable to the payment on various dates.

19.	A 14-day prior notice shall be given respecting each call for payment, indicating the rate of payment and the place thereof, provided that prior to the designated date of payment of such call the Board of Directors may, by giving written notice to members, cancel the call or extend the due date thereof.

20.	Joint holders of a share shall be jointly and severally responsible for payment of all installments and calls payable thereon.

21.	If, under the issuance terms of any share or otherwise, any amount is payable on a fixed date or in installments at fixed dates, whether on account of the amount of the share or on account of any premium, then each such amount or rate shall be paid as if payment thereof had been called by way of a call on share duly made and notified by the Board of Directors, and all the provisions of these Articles with respect to calls on shares shall apply to such amount or rate.

22.	In the event of failure to pay the amount called or installment on or before the due date thereof, the person who is on such date the owner of the share so called or for which the installment is due, shall, without derogating from the provisions of Article 18 above, pay interest or linkage (with or without interest) thereon at the rate determined by the Board of Directors from time to time, as of the date designated for payment up to the actual date of payment. However, the Board of Directors may waive all or any part of the payment of interest or linkage.

23.	The Board of Directors may, if it finds fit, receive from any shareholder wishing to advance the same, all or any part of the moneys uncalled, not payable and unpaid, on account of all or any of the shares held by him, and, unless otherwise agreed with the shareholder, the Board of Directors may pay him interest or linkage (with or without interest) on all or any of the moneys so advanced, until such moneys would have been settled but for such advancement, at a rate as may be agreed upon between the member and the Board of Directors, and the Board of Directors may from time to time, so long as not payable, refund the sum advanced as aforesaid by giving a three-month prior written notice to such shareholder.

Forfeiture and Lien

24.	If a shareholder fails to pay any call or installment on or before the date designated for payment thereof, the Board of Directors may at any time thereafter and so long as such call or installment remains unpaid, give notice to such shareholder, demanding that he pay such amounts together with any accrued interest or linkage and all the expenses incurred by the Company by reason of such failure to pay.

25.	The notice shall designate a date (which shall not be earlier than fourteen days from the date of the notice) and a place or places where such call or installment are to be paid, together with the interest, linkage and expenses as aforesaid. The notice shall further state that in the event of failure to pay on or before the due date and at the place designated in such notice, the shares, on which the payment was called or any installment thereof became due, are liable to be forfeited.

26.	Upon failure to comply with the requirements of such notice, then, at any time thereafter, prior to payment of the call or installment, the interest, linkage and expenses due with respect thereto, the Board of Directors may, pursuant to a resolution to that effect, foreclose on the shares for which such notice was given. Such foreclosure shall include all the dividends declared with respect to the foreclosed shares, which had not been actually paid prior to such foreclosure.

27.	A share so foreclosed shall be deemed to be the property of the Company and the Board of Directors may, taking account of the provisions of these Articles, sell, re-allot or otherwise transfer same as it shall deem fit.

28.	So long as the share which has been so foreclosed is not sold, re-allotted or otherwise transferred, the Board of Directors may at any time cancel such foreclosure under such terms as it shall deem fit.

29.	Any shareholder whose shares have been forfeited shall cease to be a member with respect to the forfeited shares, but will nonetheless remain liable and shall pay to the Company forthwith, all calls, installments, interest, linkage and expenses due on account of such shares or therefore at the time of forfeiture, together with interest and linkage on such sums from the date of forfeiture to the date of payment at the rate to be determined by the Board of Directors, provided that in the event that the foreclosed shares were resold, the liability of the shareholder whose shares have been forfeited shall be reduced by the sum actually received from the resale thereof.

30.	The provisions of these Articles as to forfeiture of shares shall also apply to cases of failure to pay a known amount which under the share issue terms or the share allotment terms the due date thereof is at a fixed date, whether on account of the sum of the share or as premium, as if such sum was to be settled by virtue of a duly notified call for payment.

31.	The Company shall have a first ranking fundamental lien on all shares registered in the name of any shareholder, save fully paid-up shares, and on all proceeds from the sale thereof, for settling the debts and liabilities of such shareholder, whether severally or jointly with others, to the Company, whether or not the date of settlement of such debts or upholding such liabilities is already due, regardless of the origins thereof, and no equitable rights shall be created in any share, other than pursuant to the provisions of Article 9 hereof. Such lien shall also apply to all dividends declared from time to time on such shares.

32.	To exercise such lien the Board of Directors may sell the shares in respect of which the Company has a lien in such manner as it shall at its discretion deem fit; however, no such sale shall be effected until such period of time has elapsed, and after written notice has been given to such shareholder or to the administrators of his estate of the intention of the Company to sell the share and where the shareholder or the administrators of his estate shall have failed to pay such debts or to fulfill or uphold such liabilities within seven days from the date of dispatch of such notice.

33.	The net proceeds from any such sale, after payment of the sale expenses, shall be utilized for the settlement of debts, and upholding the liabilities of such shareholder to the Company (including the debts, undertakings and engagements not yet due and payable) and the surplus (if any) shall be paid to him, to the administrators of his estate, or to whomever the shareholder shall transfer such entitlement.

34.	In the event of sale after forfeiture or for realization of a lien exercising the powers heretofore granted, the Board of Directors may appoint any person to execute a deed of transfer of the sold share and to procure the registration of the purchaser in the register as the holder of the sold shares, and the purchaser shall not be obligated to ensure that such acts are duly performed, nor have any interest in the use made of the sale price, and after such shares have been registered in the register in his name, no person may challenge the validity of such sale and the remedy available to any person injured by the sale shall only be via a claim for damages against the Company and only against the Company.

Transfer and Delivery of Shares

35.	The transfer of fully paid-up shares in the Company shall not be subject to the approval of the Company Board of Directors. Save the foregoing with respect to fully paid-up shares, all share transfers in the Company shall be subject to the Board of Directors’ approval and the Board of Directors may at its sole and absolute discretion approve or withhold approval of any share transfer.

36.	No transfer of shares shall be registered unless an appropriate deed of transfer has been submitted to the Company. A deed of share transfer in the Company shall be signed by the transferor and the transferee, and so long as the name of the transferee is not registered in the register with respect to the transferred share, the transferor shall be deemed to have remained the shareholder. The form of a share transfer deed shall be as follows or as similar thereto as practicable or in any other ordinary and acceptable form to be approved by the Board of Directors or the Company Secretary:

Share Transfer Deed

I, the undersigned,             of             , in consideration for the sum of NIS             (in words:             ) which has been paid to me by             of             (hereinafter: “the Transferee”), do hereby transfer to the Transferee             (in words:             ) shares of the class:             , each of NIS             (in words:             ) par value, numbered from             to             , inclusive, of the Company named             Ltd., and same shall be held by the Transferee, the executors of his estate, the administrators of his estate, his guardians and attorneys, and his transferees, subject to all the terms under which I held them as at the date of signature of this deed.

and I, the Transferee, do hereby accept the said shares under such terms.

In Witness Whereof We Have Signed in

This     day, of             ,

Transferor’s signature:

Witness to the signature:

Transferee’s signature:

Witness to the signature:

37.	The Board of Directors may:

37.1	Refuse to register a transfer of a share which has not been fully paid-up;

37.2	Withhold registration of share transfers during the last 14 days prior to the annual general meeting;

37.3	Withhold acknowledgement of any share transfer deed until such time as the transferred share certificate is attached thereto, and any other evidence required by the Board of Directors to clarify the Transferor’s right to transfer the share, pending payment of a transfer fee to the Company, as shall be determined by the Board of Directors.

38.	Each transfer deed shall be submitted to the Office for registration. The registered transfer deeds shall remain with the Company. However, any transfer deeds which the Board of Directors declines to register, shall be returned, upon demand, to whomever submitted them, together with the certificate of the transferred share (if submitted).

39.	In the event of a sole shareholder who passed away, the Company shall only acknowledge the administrator of his estate, and, in the absence of administrator of the estate, his heirs, as having title to such share. If a share is registered in the name of two or more joint holders, the Company shall only acknowledge the surviving partner, or, in the event of his demise, the administrator of his estate, and in the absence of administrator of the estate, his heirs, as having title to such share.

40.	A person becoming eligible for a share in consequence of the death or bankruptcy of a shareholder may, upon presenting such proof as shall be required from him by the Board of Directors evidencing his entitlement, request to be registered in the register in respect of such share, or transfer same to another as his predecessor with rights to the share would have been entitled to transfer such share; in any event, the Board of Directors may hold back or withhold such registration, as it would have been entitled to do had the deceased or the bankrupt shareholder transferred the share prior to the demise or bankruptcy.

The provisions of this Article shall apply, mutatis mutandis, as the case may be, also to any person becoming eligible for a share due to liquidation or winding-up of a shareholder which is a corporation.

Preference Shares and Redeemable Securities

41. 41.1	The Company may, subject to the provisions of the law, issue preference shares, convertible into the Company Ordinary Shares or otherwise, at such terms as shall be determined by the Company’s Board of Directors.

41.2	The Company may issue redeemable securities and redeem them at such terms as shall be determined by the Company and in accordance with the provisions of Sections 313 and 312 of the Companies Law.

Conversion of Shares to Stock

42.	The Board of Directors may, with the approval of the Company obtained theretofore at the General Meeting:

42.1	convert fully paid up shares to stock;

42.2	re-convert stock to paid up shares of any nominal amount whatsoever.

43.	Holders of stock may transfer all or any part of such stock, in the same fashion and subject to the same Articles under which, or as nearly as practically may be under the circumstances, the shares from which the stock was created could have been transferred prior to such conversion. The Board of Directors may, however, prescribe from time to time the minimum quantity of stock which may be transferred and limit or prohibit the transfer of portions lesser than such minimum, provided that such minimum shall not exceed the nominal value of the shares from which the stock was created.

44.	Stockholders shall have, pro rata to the quantity of stock held by them, such rights and allowances with respect to dividends, voting rights at Company meetings and other matters as if they were holders of the shares from which the stock was created.

45.	Such Articles of the Company applicable to fully paid-up shares, shall also apply to stock and the words “shares” and “shareholder” referred to therein, shall also mean “stock” and “stockholder”.

Alterations to Capital

46.	The General Meeting may, from time to time, by simple resolution, increase its registered share capital by means of creating new shares of an existing or new class and the increase shall be by such sum, divided into shares at such nominal value and issued under such terms and exclusions and with such rights or additional rights thereto as shall be determined by the resolution respecting the creation of the shares, and in the absence of instructions in such resolution, as determined by the Board of Directors. In particular, shares may be issued with a preference right or a qualified right to dividends or to distribution of assets or without any of the foregoing rights.

47.	Unless otherwise resolved in the resolution approving the increase in share capital, the new shares shall be subject to the same provisions as to payment of calls, lien, forfeiture, transfer, transmission and other matters applicable to the existing shares in the Company’s capital.

Capital Consolidation, Division and Reduction

48.	The Company may, by special resolution:

48.1	Consolidate and re-divide its share capital into shares of nominal value exceeding that of the existing shares.

48.2	By sub-division of all or any of its existing shares, divide all or any of its share capital into shares of a nominal value lower than that of the existing shares; all of which, however, shall be made in accordance with the provisions of the Companies Law.

48.3	Cancel any shares which, at the date of adopting the resolution, have not been taken up or that no person agreed to take up.

48.4	Reduce its share capital in such manner and under such terms and subject to receiving such approval as required under law.

Borrowing Powers

49.	The Board of Directors may, from time to time, at its absolute discretion, borrow or secure any amount or amounts of money for the Company’s objects.

50.	Members of the Board of Directors may procure or guarantee the settlement of any such amount or amounts in such manner and on such dates and under such terms as they shall deem fit, and in particular by issuing security bonds, permanent or separate bonds, series bonds, or any mortgage, encumbrance or other security on all or any portion of the Company’s present or future plant or property, including the share capital not yet called on at such time and share capital called on but not yet paid.

51.	The Board of Directors may empower any officer of the Company, as it shall find fit, to act and commit on behalf of the Company to implement the provisions of this Article, and to qualify, restrict, condition, alter or cancel such empowerment. To remove any doubts, it is hereby clarified that nothing in the foregoing shall derogate from the other powers of the Board of Directors under law and pursuant to these Articles.

General Meetings

52.	General meetings shall be convened at least once a calendar year, not later than fifteen months after the last general meeting, on such date and at such place as designated by the Board of Directors. Such general meetings shall be designated “ordinary meetings” and any other meetings of the Company shall be designated “special meetings”.

53.	The Board of Directors may convene a special meeting whenever they deem fit, and shall be obligated to convene such meeting upon demand pursuant to Section 63(b) of the Companies Law.

54.	No notices of convening general meetings of the shareholders in the Company shall be given to the shareholders who are registered in the Company’s register of shareholders. Notices of convening general meetings of the shareholders in the Company shall only be published in accordance with the provisions of the Companies Regulations (Publishing a Notice of a General Meeting and a Class Meeting in a Public Company) 5760-2000, or any other regulations which shall supersede them as shall be applicable from time to time.

54.2	Subject to the provisions of the Companies Law (including the right of shareholders to require the inclusion of an issue at a general meeting that is to be convened in the future, as aforesaid and subject to the provisions of Section 66(b) of the Companies Law, and the right of shareholders to require that a special general meeting be convened, as aforesaid and subject to the provisions of Section 63(b) of the Companies Law), the agenda of the general meeting shall be determined by the Company’s Board of Directors and the general meeting shall only pass resolutions on issues specified in the agenda.

Negotiations at General Meetings

55.	No discussion shall be commenced at a general meeting unless a quorum is present and no resolution shall be adopted unless a quorum is present when such resolution is adopted. Save as otherwise provided in these Articles or where required by virtue of the Companies Law, a quorum shall be present when at least two shareholders are present, in person or by proxy, jointly holding at least 35% (thirty-five percent) of the voting power in the Company.

56.	If within half an hour of the time designated for the meeting no quorum is present, the meeting shall be adjourned to the following week, on the same day, at the same hour and place or to any other day and/or hour and/or place as the Board of Directors may designate in the notice to the shareholders entitled thereto.

If at the adjourned meeting no quorum is present within half an hour of the time designated for the meeting, then a quorum shall be deemed to be present if at least two shareholders with voting powers are present, in person or by proxy, who jointly hold at least 30% (thirty percent) of the voting powers in the Company.

57.	The Chairman of the Board of Directors or, in the absence of the Chairman of the Board of Directors, another person appointed by the Board of Directors to this end shall chair the meeting. In the absence of a Chairman of the Board of Directors, and where no person has been appointed to this end by the Board of Directors, or where the person scheduled to preside at the meeting is not present after 15 minutes from the hour designated for the meeting or is unwilling to chair the meeting, the shareholders present at the meeting shall elect one of their number to serve as Chairman of the meeting. Where the Chairman withdraws from the meeting prior to its adjournment, the shareholders present at the meeting shall appoint one of their number to chair the rest of the meeting.

58.	The Chairman of a general meeting may, with the approval of the meeting in which a quorum is present, adjourn it or adjourn the deliberation or the adoption of a resolution in a specific matter which is on the agenda same from time to time and from place to place, and shall be obligated to adjourn same as aforesaid if the meeting so instructs him.

At an adjourned meeting as aforesaid, no other matters shall be discussed save for matters which were on the agenda of the meeting which it was decided to adjourn, and the discussion thereof has not ended or commenced.

In the event that the general meeting is deferred to a date exceeding 21 days, a notice of the adjourned meeting shall be given as set forth in Article 54 above. Should a general meeting be adjourned without its agenda being modified, to a date that does not exceed 21 days, notices and invitations shall be given with regard to the new date, as early as practicable, and not later than seventy two hours prior to the general meeting; the said notices and invitations shall be given pursuant to Article 54 above, mutatis mutandis.

59. 59.1	An ordinary resolution of the Company shall be deemed to have been adopted at a general meeting where it has attained the votes of shareholders, present in person or by proxy, holding shares conferring on them over fifty percent (50%) of the voting power of all shares whose holders were present at the meeting and voted on such resolution, in person or by proxy.

59.2	A special resolution of the Company at a general meeting shall be deemed to have been adopted where it has attained the votes of shareholders, present in person or by proxy, holding shares conferring on them seventy five percent (75%) or more of the voting power of all shares whose holders were present at the meeting and voted on such resolution, in person or by proxy.

59.3	Cancelled.

60.	The Chairman of a general meeting shall have no additional or casting vote.

61.	A declaration by the chairman that a resolution has been adopted unanimously, or by a specific majority, or rejected, and an entry to that effect in the book of the minutes of the Company, shall serve as conclusive evidence of such fact, without having to prove the number or proportion of the votes recorded in favor of, or against, such resolution.

61A.	Shareholders shall also be entitled to vote at a general meeting by means of a proxy card, in the manner set forth in the Companies Law, on issues regarding which the Companies Law prescribes that voting in relation thereto shall be by means of a proxy card and on any other issue regarding which the Company’s Board of Directors shall expressly resolve that voting at the general meeting on the aforesaid issue is to be permitted also by means of a proxy card, regardless of whether this is decided in relation to an issue on the agenda of a particular meeting or generally in relation to a particular issue.

Members’ Voting

62.	Voting at meetings shall be conducted by counting of votes.

63.	Subject to any special terms, privileges and restrictions as to shareholders’ voting rights attached at that time to any shares whatsoever, when voting by counting of votes, every shareholder present in person or by proxy shall have one vote per share held by him and vesting voting power in him.

64.	A corporate shareholder of the Company may empower, by resolution of its directors or of another managing organ thereof, such person as it shall find fit to be its proxy at any Company meeting. Such proxy may exercise on behalf of the corporation represented by him all such powers as the corporation itself would have exercised had it been a human shareholder of the Company.

65.	The vote of a shareholder who is a minor or a shareholder declared incompetent by a competent court may only be exercised by his guardian, and any such guardian may vote by proxy.

66.	In the event of joint holders of a share the vote of the senior holder, given in person or by proxy, will be accepted and that of the other holders shall not be accepted. To this end, the identity of the senior holder shall be decided in accordance with the order in which the names are registered in the register.

67.	No member may vote at a general meeting unless he has settled the calls for payment and all monies payable by him at such time on his shares.

68.	A shareholder may vote in person or appoint a proxy to vote on his behalf.

69.	A proxy is not required to be a shareholder in the Company.

70.	The appointment of a proxy shall be made out in writing and signed by the appointer or his proxy who has been so authorized in writing, and where the appointer is a corporation, the appointment shall be made out with the corporation’s stamp by the person authorized to bind the corporation or signed by its proxy who has been so authorized in writing. The appointment of a proxy as set forth in this Article shall be authenticated by a lawyer.

71.	Where a shareholder in the Company has empowered a proxy to vote in his name for a particular matter or in general, only the proxy shall be entitled to vote on such matter for which he has been authorized, and the shareholder shall not be entitled to vote so long as the power of attorney has not been canceled in the manner provided in Article 75 below.

72.	In the event that on the date of the voting both the appointer and the proxy are present, then the power of attorney shall be null and void without requiring the act of cancellation. [sic]

73.	The document appointing a proxy for a vote (hereinafter: the “Letter of Appointment”) and the power of attorney, if any, pursuant to which the Letter of Appointment was signed, or an authenticated copy thereof to the satisfaction of the Board of Directors, shall be deposited at the office or at the place designated for convening the meeting, not later than two business days during which most of the banks in Israel are open, prior to the date designated for the beginning of the meeting at which the person designated in the document is scheduled to vote.

74.	The Letter of Appointment, whether for a specifically designated meeting or otherwise, shall be, as far as may be practicable under the circumstances, in the following form:

“I,             of             as shareholder in             Ltd., hereby appoint             of             or, in his absence,             of             to vote on my behalf and in my name in respect of             shares of the class             which I hold, at the (ordinary/special) general meeting of the Company to be held on the             day of             in the year             and at any adjourned meeting thereof.

In Witness Whereof I have signed on the     day of         ,         ”

(Signature)

I confirm the accuracy of the foregoing signature.

Date

Attorney

75.	A vote cast in accordance with the instructions in the document appointing the proxy shall be in effect notwithstanding the death of the appointer, or the cancellation of the power of attorney, or the transfer of such share for which such vote was cast, unless written notice of the death, the cancellation or the transfer had been received at the office of the Company or by the Chairman of the meeting, prior to the vote.

Class Meetings of Shareholders

76.	If at any time there are two or more classes of shares in the Company, and, pursuant to the provisions of these Articles or the law a separate meeting of holders of a class or classes of shares is required, the provisions of Articles 52 to 75 hereof shall apply to any such meeting, mutatis mutandis.

Board of Directors

77. 77.1	The number of the directors in the Company shall be no less than five (5) and shall not exceed eleven (11).

77.2	At least one third of the members serving on the Board of Directors shall be independent directors (as such term is defined in the Companies Law). To remove any doubts, it is hereby clarified that external directors are to be included in assessing the number of independent directors

77.2A	Should a situation arise where, on the date of appointing a director, all the members of the Board of Directors are of the same gender, a director of the other gender shall be appointed.

77.2B	No person who reports, directly or indirectly, to the general manager of the Company shall serve as a director of the Company; a director of a corporation controlled by the Company may serve as a director of the Company.

77.3	cancelled.

77.4	Notwithstanding the provisions of Article 78.1 below, the Board of Directors may from time to time, appoint a member to the Board of Directors in replacement of a director whose office has been vacated for any reason whatsoever, as well as another member, even where the office of any other member has not been vacated; provided that by such appointment the number of members of the Board of Directors shall not exceed the maximum number prescribed pursuant to Article 77.1 above. A member of the Board of Directors appointed pursuant to this Article in replacement of a director whose office has been vacated, shall be assigned to the same group (as defined in Article 78 below) as that in which the director whose office has been vacated served. A member of the Board of Directors, appointed pursuant to this Article as an additional member (who is not in replacement of a director whose office has been vacated), shall be assigned to a group (as defined in Article 78 below), to be decided upon by the Board of Directors at the time of his appointment, provided, that the decision of the Board of Directors be taken with the aim of making the size of the various groups the same as one another or as close thereto as possible. A director, appointed by the Board of Directors as aforesaid in this sub-article, shall be deemed, for all intents and purposes, as having been appointed by the general meeting (and, without derogating from the generality of the aforesaid, he shall serve until the end of the period remaining for the members of the group to which he has been assigned, as provided in Articles 78.1 or 78.3 below, as the case may be).

77.5	At any time that an outside director serves in the Company or where there is a duty to appoint such a director, the provisions of this section as to the Board of Directors shall apply, subject to the provisions of the Companies Law with respect to an outside director.

78.	Without derogating from the provisions of Article 77 above, subject to the provisions of article 80 below, the appointment of members of the Board of Directors (who are not external directors), shall be made by the general meeting, by a simple resolution in accordance with the mechanism specified below in this Article 78. Their replacement and dismissal shall be made by the general meeting of the Company in accordance with the provisions of this Article 78 below.

78.1	The special general meeting to be convened in 2012 which shall adopt this version of Article 78.1 (hereinafter: the “Base Meeting”) shall appoint up to two directors and shall classify the directors serving at that time (who are not external directors) and the directors being proposed for appointment at the Base Meeting into three groups, each of which will comprise the same number of directors or as close thereto as possible. The initial term of office to be served by the members of each group is as set forth below:

78.1.1	The members of the first group shall serve a term of office that shall continue until the annual general meeting to be held in the first calendar year following the year in which the Base Meeting was held (hereinafter: the “First Group”).

78.1.2	The members of the second group shall be elected for a term of office that shall continue until the Company’s annual general meeting to be held in the second calendar year following the year in which the Base Meeting was held (hereinafter: the “Second Group”).

78.1.3	The members of the third group shall be elected for a term of office that shall continue until the annual general meeting to be held in the third calendar year following the year in which the Base Meeting was held (hereinafter: the “Third Group”).

78.2	Starting from the annual meeting to be held in the first calendar year following the year in which the Base Meeting was held, the general meeting shall elect, in replacement of the directors whose service will have terminated due to its completion pursuant to the provisions of Article 78.1 above or this Article 78.2, a number of directors equal to the total number of directors in office on the eve of the annual meeting (including the number of directors appointed by the Board of Directors as aforesaid in Article 77.3 above, if any, but excluding the number of external directors), divided by three. Should the result of the aforesaid division not be a whole number, the Board of Directors shall decide on the date of convening the annual meeting whether to round the result of the division upward or downward, to the nearest whole number. A director appointed by the general meeting as aforesaid in this article above (starting from the annual meeting to be held in the first calendar year following the year in which the Base Meeting was held) will be assigned to the group to which the directors, whose term of service ended at the time of said meeting, were assigned (viz. the First Group, the Second Group or the Third Group).

78.3	Except for the first term of office as aforesaid in Article 78.1 above, the term of office of each group of directors will be for three years, viz. each director who is assigned to a particular group will serve until the end of the annual meeting held in the third year after the year during which the annual general meeting appointed directors assigned to the aforesaid group. Directors whose term of office has expired may be re-appointed to such office without limitation pursuant to the provisions of these Articles

78.4	Save for a person who has served as a director in the Company up to the date of the annual meeting and/or any person recommended to the general meeting by the Company’s Board of Directors (or a committee acting on its behalf, if it is authorized to do so by the Board of Directors) to be appointed as director, no director shall be appointed at the annual meeting unless a shareholder in the company wishing to propose him as a candidate who owns at least 1% (one percent) of the total voting rights of the Company has submitted to the office at least 10 (ten) days prior to the publication of the notice convening the annual meeting a written document signed by the shareholder, giving notice of his request to propose this candidate for election by the general meeting, attached to which document shall be the written consent of the candidate for appointment as a director, together with his curriculum vitae and all the declarations, documents and other information required pursuant to the Companies Law and any other law to which the Company shall be subject at that time, including the rules of every stock exchange on which the Company’s shares are listed for trade at that time, in order to propose the candidate for election and in order for him to be appointed as a director.

78.5	In the event that the shareholders at the annual meeting vote in favor of appointing directors, the number of whom exceeds the number of candidates standing for election as aforesaid in Article 78.2 above, then the directors to be appointed, in accordance with the number of directors to be elected as aforesaid in Article 78.2, will be those that received the greatest support in terms of the number of shares held by those voting in their favor at the meeting.

78.6	The general meeting may, by special resolution, dismiss any of the Directors prior to the end of his term of office.

78.7	The Chairman of the Board of Directors shall be appointed by the Board of Directors from the number of the Directors and shall serve in this office for his entire office as director. The General meeting may by special resolution dismiss the Chairman of the Board of Directors from such office.

79. 79.1	A director may appoint an alternate director for himself, provided that the Company’s Board of Directors has approved the identity of such alternate director (hereinafter: “Alternate Director”). Notwithstanding the foregoing, a person who is not fit to be appointed a director or a person serving as a director of the Company or as an Alternate Director shall not be appointed and shall not serve as an Alternate Director.

79.2	Cancelled.

79.3	The alternate of a director shall have, subject to the provisions of the appointing document, all the powers vested in the director for whom he serves as alternate.

79.4	A person who is entitled to appoint an alternate of a director may also restrict, modify, condition or cancel such appointment.

79.5	A person serving as a director may be appointed Alternate Director for a member of a Board of Directors committee, provided that the candidate to be appointed as Alternate Director for the member of the committee does not serve as a member on the same Board of Directors’ committee and where he serves as an Alternate Director for an external director, the candidate to be appointed as Alternate Director shall be an external director with accounting and financial expertise or shall have such professional qualification as that of the substituted director.

80.	cancelled.

81.	All directors of the Company shall serve in their office until such time as their office shall be ipso facto vacated as set out below. The office of a director shall be ipso facto vacated under any of the following circumstances:

81.1	On his death;

81.2	If he has been declared incompetent—on the date of declaration;

81.3	If he has resigned from office by giving written notice to the Company;.

81.4	If his term of office has expired as aforesaid in Article 78 above (including in case of dismissal of director as mentioned in the article 78) ;

81.5	In any other situation where the law prescribes that his service is terminated

82. 82.1	The appointment or dismissal of a director shall take effect on the date of adopting the resolution on his appointment or dismissal, in accordance with the provisions of these Articles, or on a later date if this is so prescribed in the resolution.

82.2	The resignation of a director shall take effect as specified in the notice of resignation provided it shall not precede the date on which the notice has been delivered to the Company; where the notice to the Company fails to designate such date, such notice shall be deemed to state that the resignation will take effect on the date of delivery of the notice to the Company.

83.	If any director is not appointed or if an office of a director is vacated, the remaining directors may act in any matter so long as their number is not less than the quorum designated at such time for meetings of the Board of Directors; if their number is less than the quorum, they may only act in urgent matters and to appoint additional directors as provided in Article 77 above.

84.	A director does not require a qualifying share.

85. 85.1	Members of the Board of Directors who are not outside directors shall not receive remuneration from the Company funds for their functions as members of the Board of Directors, unless this shall be so decided by the authorized organs of the Company, in the manner required pursuant to the Companies Law and pursuant to any other law.

85.2	Any director shall be entitled to a refund of his reasonable expenses for travels and hotel lodging and other expenses related to his participation at meetings of the Board of Directors and so forth, and upholding his function as a director, all as determined by the Board of Directors.

85.3	If a director is willing to render the Company special services or to invest special efforts for one of the Company’s objects by traveling overseas or staying there or otherwise, the Company shall pay him wages at such rate as shall be determined by the Company and such remuneration shall be added to the regular pay, if any, or shall be in lieu thereof, all as shall be determined by the authorized organs of the Company, in the manner required pursuant to the Companies Law and pursuant to any other law.

85.4	Outside directors shall receive remuneration in accordance with the Companies Regulations (Rules on Remuneration and Expenses to Outside Directors) 5760-2000, and/or any other provision of the law applicable from time to time.

86. 86.1	The Board of Directors may convene and adjourn its meetings and organize its proceedings and discussions subject to the provisions of the Companies Law.

86.2	Until otherwise resolved by the Board of Directors, the quorum of meetings of the Board of Directors shall be the presence of a majority of the directors serving at that time.

87.	The Chairman of the Board of Directors and/or two directors may at any time, and the Secretary shall be obligated to, upon such demand, convene a meeting of the Board of Directors.

88. 88.1	Any notice of a meeting of the Board of Directors may be verbally, by means of a telephone call, in writing, by a telegram or by E-mail, provided that the notice is given a reasonable time prior to the date of the meeting Notwithstanding the foregoing, the Company’s Board of Directors may, in urgent circumstances and with the consent of a majority of the directors, convene a meeting without notice.

88.2	Cancelled.

89.	A resolution on issues put to a vote and/or issues raised at meetings of the Board of Directors shall be passed by majority of votes. A director may vote at a meeting and/or a Board of Directors’ committee in writing, by means of a telegram, facsimile, telephone, videoconference, or E-mail, and so forth.

90.	The Chairman of the Board of Directors shall preside at any meeting of the Board of Directors. In the absence of such Chairman, or if the Chairman is not present after 15 minutes as from the hour designated for the meeting or is unwilling to preside at the meeting, the directors present at the meeting shall elect one of their number to serve as Chairman of the meeting.

91.	Any meeting of the Board of Directors at which a quorum is present may exercise all the powers, proxies and discretion vested at such time, at the Company instructions, with the Board of Directors or which are ordinarily exercised by it.

92. 92.1	The Board of Directors may for a specific matter delegate all or any part of its powers to committees consisting of one or more directors as it deems fit or of persons who are not directors, and may from time to time cancel such delegation of powers. A person who is not a member of the Board of Directors shall not serve on the committees of the Board of Directors to which the Board of Directors has delegated any of its powers. Persons who are not members of the Board of Directors may also serve on a committee of the Board of Directors whose function is only to advise the Board of Directors or to make recommendations.

92.2	Any committee thus formed must when exercising its powers comply with all the regulations provided by the Board of Directors.

92.3	The meetings and proceedings of any such committee consisting of two or more members, shall be conducted in accordance with the Articles herein incorporated with respect to the order of meetings and proceedings of the Board of Directors to the extent applicable and so long as no instructions by the Board of Directors pursuant to this Article have superseded them.

93.	All the proceedings made by or pursuant to the resolution of the Board of Directors or by a meeting of a committee of the Board of Directors or by any person serving as a director, shall be in effect even if it is subsequently discovered that there has been any defect in the election of these directors or the persons serving as aforesaid or that all or any of them were disqualified, as if each of them had been duly appointed and as if he had the necessary qualifications to serve as a director or [member] of the said committee.

94.	The Board of Directors may hold meetings using any means of communication and/or adopt resolutions without actually convening pursuant to the provisions of Sections 101 and 103 of the Companies Law. A director participating in a meeting using means of communication such as telephone, videoconference, and like means, shall be deemed to have participated in the meeting in all respects. In this context, a written resolution signed (including a signature transmitted via facsimile) by all directors entitled to participate in the discussion and vote on the issue put to the vote, shall have the same effect for all purposes as if adopted by a meeting of the Board of Directors physically convened pursuant to the provisions of these Articles.

94A	At least once a year, the Company’s Board of Directors shall hold a discussion regarding the management of the Company’s business by the general manager and the officers who report to him, without their attendance, but after having given them the opportunity to present their position.

94B	At least once a year, the Audit Committee shall hold a meeting regarding shortcomings in the management of the Company’s business, with the attendance of the internal auditor and the independent auditors, and without the attendance of the Company’s officers who are not members of the Committee, but after having given them the opportunity to present their position.

94C	The Company shall ensure that training programs are arranged for new directors, covering the Company’s business field and the legal field applicable to the Company and its directors, and shall also ensure that supplementary programs are arranged for the serving directors, with the aim of keeping their knowledge regarding the aforesaid fields up-to-date; the training programs shall be customized, inter alia, to the position that the director fills within the Company.

94D	The Chairman of the Board of Directors or another person appointed by the Board of Directors shall act to deploy the corporate governance code that applies to the Company and to update the directors regarding matters pertaining to corporate governance.

Business Managers

95.	The Board of Directors may, by simple majority, from time to time, appoint one or more persons (whether a director or otherwise) as business manager or joint business managers of the Company for either a fixed or unlimited period, and may, from time to time dismiss him or them from his or their office, by a majority of 75% of the directors in office also incorporating the votes of the outside directors serving on the Board of Directors at such time, and appoint another or others in his or their stead.

96.	Subject to the provisions of the Companies Law, the business manager’s remuneration and terms of employment shall be determined from time to time by the Board of Directors.

Powers of the Board of Directors

97.	The management of the Company’s business shall be in the hands of the Board of Directors, and the Board of Directors may exercise all such powers and authorities and take all such acts and actions as the Company is entitled to use and to exercise under its Memorandum of Association and/or these Articles or under law, which are not subject to any provision or demand in these Articles or in the Companies Law, prescribing that the use or the exercise thereof shall be by the Company at a general meeting. Nonetheless, the authority of the Board of Directors shall be subject to the provisions of the Companies Law, these Articles and any regulation, to the extent that it is not in conflict with such provisions and Articles, as shall be determined by the Company at a general meeting; provided that no such regulation shall cancel the lawful effect of any act carried out theretofore by the Board of Directors or in accordance with its directions which would have been lawfully valid but for the enactment of such regulation. The Company’s Board of Directors may assume (or delegate to a Board of Directors’ committee) the general manager’s powers with respect to a specific matter or for a specific period, which is not to exceed the timespan required according to the specific circumstances of each case. The Board of Directors may further delegate powers with respect to specific issues relating to the ongoing management of the Company’s affairs to executive committees to be appointed by it, and at such executive committees persons who are not members of the Board of Directors may also serve.

98.	Without prejudice to the general powers vested in the Board of Directors pursuant to Article 97 above and the other powers vested in it hereunder, and without limiting or restricting thereby to any extent all or any of such powers, it is hereby expressly declared that the Board of Directors shall have the following authorities:

98.1	To appoint a person or persons (whether corporate or otherwise), to receive and hold in trust on behalf of the Company any property belonging to the Company or in which the Company has any interest, or for any other purpose and carry out and do all actions, acts and things required with respect to such trust, and procure the payment of the fee of such trustee or trustees.

98.2	Institute, conduct, defend, compromise or abandon any legal proceedings on behalf of or against the Company or against its officers or otherwise pertaining to its affairs and compromise and extend the time for repayment or settlement of any debt due or claims or demands by or against the Company.

98.3	Refer to arbitration any claim or demand by or against the Company.

98.4	Designate, from time to time, the persons entitled to sign on behalf of the Company bills of exchange, promissory notes, receipts, acceptances, endorsements, checks, certificates of dividends, discharges, contracts and other documents of any nature whatsoever.

98.5	Appoint, and, at its discretion, dismiss or suspend a general manager, manager, secretary, employee or agent, whether engaged permanently, temporarily or for special services, as the Board of Directors shall from time to time find fit, and define their powers and obligations and determine their fees and remuneration, on such instances and at such amounts as the Board of Directors shall find fit.

98.6	From time to time and at all times constitute any local management for the management of any of the Company affairs in a particular place in Israel or abroad and appoint any persons as members of a local management and establish their remuneration and dismiss any such persons from office, and from time to time and at all times delegate to any person appointed as aforesaid any powers, authorities and discretion vested at such time in the Board of Directors, and empower all or any of the members at that time in any local management, as substitutes for any vacated office therein and act notwithstanding the fact that offices were vacated therein, and any such delegation or appointment may be made at such terms and subject to such conditions as the Board of Directors shall find fit, and the Board of Directors may at any time remove any person appointed as aforesaid and cancel any such delegation or modify same. The Board of Directors may empower any persons to whom such powers, authorizations or discretions have been delegated, and which are vested in them at such time to sub-delegate all or any of them.

98.7	The Board of Directors may appoint on behalf of the Company an attorney or attorneys in Israel or abroad for representing the Company before any court, legal and quasi-legal entities, governmental, municipal, or other entities or offices, in Israel or overseas and any other entity or person, and vest in any such attorney such powers as the Board of Directors shall find fit, including the power to delegate all or any of its powers to another or others.

98.8	To determine the required minimum number of directors on the Board of Directors, who need to have financial and accounting expertise, within the meaning of Section 240 of the Companies Law; the Board of Directors shall determine the said minimum number, taking into consideration, inter alia, the type of the Company, the size of the Company, the scope of the Company’s operations and the complexity thereof, and subject to the number of directors determined pursuant to Sub-Article 77.1 above.

Personal Interest of Office Holders

99.	Approval of the Company’s entering into a transaction in which an office holder has a personal interest shall be made by the Company’s Board of Directors, subject to the provisions of Chapter 5, Part VI of the Companies Law, to the extent that such provisions apply to such transactions.

Exemption, Insurance and Indemnification of Office Holders

100.	Subject to the provisions of the Companies Law and the Securities Law, the Company may enter into a contract insuring the liability of an officer of the Company, in respect of any liability imposed on him following an act which he has performed in his capacity as an officer of the Company, in any one of the following events:

100.1	Breach of the duty of care towards the Company or towards any other person;

100.2	Breach of fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to assume that his act would not adversely affect the Company’s best interests;

100.3	Financial liability imposed upon him in favor of another person;

100.4	Any other event for which it is permitted and/or will be permitted to insure the liability of an officer.

100.5	Financial liability imposed upon him to a party injured by a violation in an administrative proceeding, pursuant to the provisions of Section 52BBB(a)(1)(a) of the Securities Law;

100.6	Expenses relating to an administrative proceeding conducted with regard to him, including reasonable hearing expenses inclusive of lawyer’s professional fees.

101.	Subject to the provisions of the Companies Law, the Company may exempt, in advance, an officer of the Company from his liability, in whole or in part, in respect of damage following a breach of his duty of care towards the Company. However, the Company may not exempt in advance a director from his liability to it, following a breach of the duty of care upon distribution.

102.	Subject to the provisions of the Companies Law and the Securities Law -

102.1	The Company may grant an undertaking in advance to indemnify an officer of the Company, on account of a liability or expense as set forth in Article 102.A. below, in any of the following occurrences (hereinafter: “Indemnity Undertaking”), provided that the maximum indemnification amount under the Indemnity Undertaking will not exceed 25% of the Company’s equity as reflected in the Company’s latest financial statements published before the actual payment of the indemnification:

(a) As set forth in Article 102.A.(1) below, provided that the Indemnity Undertaking shall be limited to such events which, at the Board of Directors’ discretion, may be anticipated in light of the Company’s actual operations at the time of issuing the Indemnity Undertaking and in such amount or by such criterion as the Board of Directors determined are reasonable under the circumstances, and the Indemnity Undertaking shall designate the events that at the Board of Directors’ discretion may be anticipated in view of the Company’s actual operations at the time of issuing the Indemnity Undertaking as well as the amount or criterion that the Board of Directors determined to be reasonable under the circumstances;

(b) As set forth in Articles 102.A(2), 102.A(3) or 102.A.(4) below.

102.2	Without derogating from the contents of Article 102.1 above, the Company may indemnify an officer of the Company retroactively, in respect of any liability or expense as set forth in Article 102.A.(1) to Article 102.A.(4) below, that was imposed on or incurred by him following an act which he carried out in his capacity as an officer of the Company.

102A.	An indemnity undertaking or the indemnification, as set forth in Article 102 above, may be given in respect of any liability or expense as set forth in sub-Articles 102.A.(1) to 102.A.(4) below, that was imposed on the officer or incurred by him following an act which he carried out in his capacity as an officer of the Company, as follows:

102.A.(1)	financial liability imposed on him in favor of another person under a judgment, including a judgment entered under a settlement or an award approved by a court;

102.A.(2)	Reasonable litigation fees, including attorney’s fee, incurred by the officer due to any investigation or proceeding conducted against him by any authority competent to conduct an investigation or proceeding, at the end of which no indictment has been filed against him and no financial liability has been levied on him as an alternative for a criminal proceeding, or at the end of which no indictment has been filed against him but a financial liability is levied as an alternative to a criminal proceeding in an offense not requiring proof of criminal intent;

In this paragraph -

The termination of a proceeding without the filing of an indictment in a case where a criminal investigation was instituted – means the closing of the file under Section 62 of the Criminal Procedure Law [Combined Version], 5742 – 1982 (in this sub-article – the Criminal Procedure Law) or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Law;

Financial liability as an alternative for a criminal proceeding – Financial liability imposed under law as an alternative for a criminal proceeding including an administrative penalty under the Administrative Offences Law, 5746 – 1985, penalty for an offence defined as a penalty offence under the provisions of the Criminal Procedure Law, financial sanction or financial redemption;

102.A.(3)	Reasonable litigation expenses, including lawyer’s fees paid by an officer, or with which he was charged by the court, in a proceeding filed against him by the Company or on its behalf or by any other person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

102.A.(4)	Any other liability or expense for which it is permitted and/or will be permitted to indemnify an officer.

102A.5	Financial liability imposed upon him toward the party injured by a violation in an administrative proceeding, pursuant to the provisions of Section 52BBB(a)(1)(a) of the Securities Law;

1002A.6	Expenses relating to an administrative proceeding conducted with regard to him, including reasonable hearing expenses inclusive of lawyer’s professional fees.

103.	Subject to the provisions of the Companies Law:

103.1	The Company may give an undertaking in advance to indemnify an office holder of the Company who serves, has served or will serve on behalf of the Company or at its request as director or office holder in another company (including a foreign company) in which the Company holds directly and/or indirectly at least 25% of the rights in the capital and/or voting rights and/or the rights to appoint directors (hereinafter: “Office Holder in the Other Company”), due to a liability to be imposed on him or expense incurred by or charged to him, as set out in Article 102 above, due to any act taken by him during his office as director or Office Holder in the Other Company.

103.2	Without derogating from the provisions of Article 103.1 above, the Company may indemnify ex post facto an Office Holder in the Other Company due to a liability imposed on him or expense incurred by or charged to him, as set out in Article 102 above, due to an act taken by him by virtue of his being a director or Office Holder in the Other Company.

103A	In Articles 100-103 above, the following terms shall have the meanings that follow:

103A.1	“Securities Law” – The Securities Law, 5728-1968, and any law that shall amend or replace it, as shall be in effect from time to time.

103A.2	“Adminstrarive proceeding” – A proceeding pursuant to Chapters 8C (Imposition of Financial Sanctions by the Israel Securities Authority), 8D (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee) or 9A (Arrangement to Prevent the Initiation of Proceedings or to Conclude Proceedings, Subject to Conditions) of the Securities Law.

Additional Registers

104.	The Company may, subject to and in accordance with the provisions of Article D, Chapter I, Part IV of the Companies Law and all or any decrees prescribed and/or to be prescribed under such Article, maintain an additional register anywhere outside Israel as the Board of Directors shall find fit, and, subject to the provisions of the law, the Board of Directors may from time to time lay down and modify regulations, as it shall find fit, in respect of maintaining any such additional register.

105.	An additional register, if any, shall, upon commencement thereof, be maintained at the office of the branch, which shall be in such place as shall be designated from time to time by the Board of Directors.

106.	The Company shall give notice to the Registrar of Companies of the location of the office of the branch and of any change of such location. Any such notice shall be given within one month from the date of opening the office of the branch or the change, all as the case may be.

107. 107.1	The additional register shall be deemed part of the principal register.

107.2	The additional register shall be maintained in the same manner as the principal register is to be maintained, pursuant to the Companies Law and these Articles, save that the notice prior to closing the additional register shall be published in one of the widely-circulated newspapers where the Company has an additional register.

107.3	The Company shall send a copy of any list in the additional register to the head office as soon as practicable after the introduction of such list and shall attend to maintaining a copy of the additional register in which the lists shall be duly introduced from time to time, in the head office. The copy shall be deemed part of the principal register.

107.4	Subject to the provisions of these Articles with respect to a copy of the additional register, the shares registered in the additional register shall be distinguished from the shares registered in the principal register and so long as registration continues, no transaction shall be recorded in the principal register with respect to shares registered in the additional register.

Minutes

108.	The Board of Directors shall ensure that minutes be duly recorded in books prepared for such purpose, with respect to:

108.1	Names of the members of the Board of Directors present at each Board of `Directors meeting and at each meeting of a committee of the Board of Directors.

108.2	Names of the shareholders present at each general meeting.

108.3	The instructions given by the Board of Directors to the Board of Directors’ committees.

108.4	Resolutions and summary of discussions at general meetings, at meetings of the Board of Directors and committees of the Board of Directors.

108.5	Any such minutes of the meeting of the Board of Directors or of a meeting of a committee of the Board of Directors or of a Company meeting, which appear to have been executed by the Chairman of such meeting or by the Chairman at the subsequent meeting or by the Chairman at the same meeting, shall be accepted as prima facie proof of the matters recorded therein.

Seal, Stamp and Signing Powers

109. 109.1	Cancelled.

109.2	Cancelled.

109.3	The Board of Directors may empower any person or persons (even where such persons are not members of the Board of Directors), to act and/or sign in the name of the Company, and the acts and signatures of such person or persons shall bind the Company, if and where such person or persons so acted and signed within the scope of their said powers.

109.4	The Company may exercise the powers vested in it pursuant to the Companies Law with respect to keeping a seal for use overseas and such powers shall be vested in the Board of Directors.

Secretary, Officers and Proxies

110.	The Board of Directors may, from time to time, appoint a secretary to the Company, as well as employees and office holders, for permanent, temporary or special functions, as the Board of Directors shall deem fit from time to time, and the Board of Directors may also terminate the service of one or more of the foregoing from time to time and at any time, at its sole discretion.

111.	The Board of Directors may establish the powers and functions of the above as well as their salaries and benefits and terms of employment on such cases and in such amounts as it shall deem fit.

112.	The Board of Directors may, from time to time and at any time whatsoever, pursuant to a power of attorney, empower any company, firm, person or group of persons, whether such appointment is made by the Board of Directors directly or otherwise, to be the attorneys of the company for such purposes and with such powers, instructions and discretions, (which shall not exceed those vested in the Board of Directors or that the Board of Directors may exercise hereunder) and for such period and subject to such terms as the Board of Directors shall deem fit, and any such powers of attorney may incorporate provisions as the Board of Directors shall deem fit for the protection and convenience of persons dealing with such attorneys, and it may further vest in any such attorney the power to delegate all or any part of the powers, authorizations and discretions vested in it.

Dividends and Reserve Fund

113.	The Company shall not implement any distribution, as defined in Section 1 of the Companies Law, other than in accordance with Chapter II, Part VII of the Companies Law and pursuant to the provisions of these Articles.

114.	A resolution on the distribution of dividends shall be adopted by the Company’s Board of Directors. The dividends shall be paid to shareholders pro rata to their rights and benefits in profits, and may designate an effective date for payment and due date.

115.	The Board of Directors of the Company may allocate from the Company’s profits prior to offering any dividends, such sums as it shall deem fit as a reserve fund for exceptional purposes, or for equalization of dividends or for special dividends, or for reparation, improvement or maintenance of any Company property or for any other purposes, as the Board of Directors, at its absolute discretion, shall deem beneficial for the Company interests, and it may invest the sums so allocated in such investments as it shall deem fit and from time to time handle such investments and change same and utilize all or any part thereof for the benefit of the Company and it may divide the reserve fund into special funds as it shall deem fit and may use all or any part of the fund for the Company business and it shall not be obligated to maintain same apart from the other assets of the Company.

116.	Subject to the rights of shareholders with special rights as to dividends, and taking account of the provisions of these Articles respecting the reserve fund, all dividends shall be established and paid to shareholders pro rata to the sum of the capital paid up or credited as paid up on account of the nominal value of their shares, without taking account of the sums of premium paid thereon. Unless otherwise provided in the terms of issuance of the shares cash dividend shall be paid on shares that would not have been fully paid up within any period for which the dividend is paid pro rata to the sums paid or credited as paid on the nominal value of the shares within any part of the said period. However, any amount paid up on account of shares which have not yet been called or payable, for which the Company pays interest to the shareholder, shall not be deemed for the purpose of this Article to be a sum paid up on account of the share.

The Company shall give notice to a shareholder entitled to receive dividends in an amount of NIS equivalent to up to 10 US dollar as at the date of declaration, to the address appearing in the register, of his entitlement as aforesaid and shall request his instructions as to the manner of transferring the sum of the dividend to his possession. Pending receipt of instructions as aforesaid from the shareholder, such sum shall be deposited on behalf of the shareholder in a solid investment account to be managed by the Company.

117.	The Company’s Board of Directors may, before resolving to distribute a dividend as set forth in Article 114 above, allocate from profits such sums as it shall find fit to a general fund or a reserve fund for distribution of dividends, distribution of bonus shares or for any other purpose whatsoever, as shall be determined by the Board of Directors at its discretion. The Board of Directors of the Company may designate a date for entitlement to dividends. The Board of Directors resolving to distribute dividends, may resolve that all or part of the dividends be paid in cash or by way of distribution of assets in specie (including securities) or by a combination of such manners or otherwise, at its discretion.

118.	Without derogating from the foregoing in Article 114, the Company’s Board of Directors may from time to time pay to shareholders of the Company an interim dividend to the extent justified in view of the Company’s position, on account of the dividend of any fiscal year, at its discretion.

119.	Any meeting of the Board of Directors declaring a dividend may resolve that all or any part of such dividend be paid by way of distribution of specific assets, and in particular by way of distribution of fully paid-up shares, debentures or series of debentures of any other company, or in one or several of such methods.

120. 120.1	The Board of Directors of the Company may resolve that any funds, investments or other assets constituting part of the Company’s undistributed profits and standing to the credit of the reserve fund or a fund held by the Company for capital redemption, or a land revaluation fund or other assets of the Company or any other fund or moneys, investments or other assets in the possession of the Company which are distributable as dividends, or representing premiums received upon issuance of shares and standing for the benefit of a premium account on the shares, shall be capitalized and distributed among such shareholders who would have been entitled to receive same had they been distributed as a dividend at the same ratio, on the basis that such shareholders became entitled to such funds as capital; and that any fund so capitalized or any part thereof should be used on behalf of such shareholders, for the full payment, at par value or at a premium (as designated in the resolution), of the unissued shares, debentures or series bonds of the Company which shall be distributed accordingly, or for the full or partial payment of all liabilities, as yet uncalled, with respect to issued shares, debentures or series bonds, and that any such distribution or discharge shall be accepted by such shareholders in full settlement of their share and benefit in the fund capitalized as aforesaid.

120.2	The Board of Directors resolving to distribute bonus shares pursuant to Sub-Article 120.1 above, may resolve to transfer to a special fund designated for future distribution of bonus shares, such amount which, when capitalized, shall be sufficient to allot bonus shares, to whoever shall be at that time, for any reason whatsoever, entitled to purchase shares in the Company (including rights exercisable only at a later date), at such total par value which would be due to him if he had exercised the right to purchase the shares prior to the effective date with respect to the right to receive bonus shares (in this Article—the “Effective Date”) at the exercise price then in effect. If, at any time after the Effective Date, the right holder shall exercise his right to purchase the shares, subject to the issuance terms of such right, the Board of Directors shall allot bonus shares to him, which shall be allotted as fully paid-up shares, at such total par value for which he would have been eligible had he exercised the right to purchase the shares which he did actually purchase, prior to the Effective Date.

120.3	For the purpose of determining the total par value of the bonus shares to be distributed, any amount created by the Company in view of previous distribution of bonus shares and which has been transferred to such special fund, shall be deemed to have already been capitalized, where shares entitling the holders of rights to purchase Company shares, have already been allotted from it, for bonus shares.

121.	For the purpose of validating any resolution as set forth in the preceding two Articles, the Board of Directors may resolve any difficulty liable to arise with respect to the distribution as they deem fit, and in particular they may issue certificates of fractions of shares, or determine for the purpose of such distribution the value of any particular asset and may determine that cash payment be made to shareholders on the basis of the value so determined, or that fractions of less than NIS 1.- shall not be taken into account for the purpose of adjusting the rights of all parties and it may deposit all such cash or specific assets with trustees against such securities, on behalf of persons entitled to a dividend or capitalized fund as the Board of Directors shall deem fit. Where necessary, an appropriate contract shall be drawn up and the Board of Directors may appoint a person to sign any such contract on behalf of the persons entitled to dividends or to a capitalized fund and such appointment shall be valid.

122.	The Board of Directors may deduct from any dividend, grant or other funds payable with respect to shares held by a shareholder, whether he is the sole owner thereof or a joint holder with another shareholder, any sums of money payable by him alone or jointly with any other person to the Company on account of calls and the like.

123.	Where several persons are registered as joint holders of a share, each of them may give a valid receipt for any dividends paid on the share.

Books of Account

124. 124.1	The Board of Directors shall procure that accurate books of accounts are kept in accordance with the provisions of the Companies Law, or any other law then in effect.

124.2	The books of accounts shall be kept at the registered office of the Company or at any such other place or places as the Board of Directors shall deem fit and shall at all times be available for viewing by members of the Board of Directors.

124.3	A shareholder of the Company who is not a director shall not be entitled to view any of the Company’s registers, accounts or documents other than as prescribed in accordance with law or upon authorization by the Board of Directors or the Company at the general meeting.

Audit

125.	At least once a year, the accounts of the Company and the accuracy of the Profit and Loss statement and the balance sheet shall be audited and shall be approved by an auditor.

126.	The appointment, powers, rights, fees and functions of the auditors shall be determined under any law applicable at that time.

Notices

127.	The Company may give notice to each shareholder, by means of personal delivery or delivery of a prepaid postal letter, telegram or telex, addressed to the registered address of such shareholder in Israel, or, by a notice published in two daily newspapers circulated in Israel.

128.	A shareholder whose registered address is outside Israel, may, from time to time, give written notice to the Company of an address in Israel, and such address shall be deemed his registered address within the meaning of the preceding Article. A shareholder shall not be entitled to receive a notice at his address where his registered address is outside Israel.

129.	If the shareholder has no registered address in Israel and such shareholder failed to present to the Company an address within the boundaries of Israel for delivery of notices, then a notice addressed to him at the head office or a notice addressed to him or generally to shareholders or to any class of shareholders whatsoever which was published in a newspaper circulated in proximity to the head office shall be deemed to have been duly delivered to him on the date of publication of the newspaper in which the notice was published.

130.	All notices concerning shares, to which joint holders are entitled, shall be delivered to the partner whose name appears first in the register and a notice so delivered shall serve as sufficient notice to all the holders of such shares.

131.	Any notice mailed to an address in Israel shall be deemed to have been delivered within 72 hours from the date on which the letter, the envelope or the other package containing the notice was dispatched at the post office, and to prove such delivery it would be sufficient to show that the letter, the envelope or the package containing the notice duly bore the address of the addressee and was dispatched at the post office. A written certificate, signed by the Secretary, director or another officer of the Company, stating that the letter, the envelope or the package containing the notice bore the address and was dispatched at the post office as aforesaid, shall serve as conclusive evidence therefor. Any notice published in two daily newspapers as stated in Article 127 above, shall be deemed to have been delivered on the date published.

132.	A person becoming eligible for any share whatsoever by virtue of law, transfer or in any other manner whatsoever, shall be bound in respect of any notice for such share, duly delivered prior to the registration of his name in the register, to the person from whom his right to the share derives.

133.	In case of any notice or document mailed to a shareholder or left at his registered address in accordance with these Articles, or published in the newspaper pursuant to Articles 127 or 129 above, shall, even where such shareholder passed away, irrespective of whether or not the Company was aware of his demise—be deemed to have been duly delivered with respect to any registered shares, whether such were held by that shareholder severally or jointly with others, up to such time as another person is registered in his place as the holder or joint holder thereof, and such delivery shall be deemed, for all purposes of these articles, as sufficient delivery of the notice or the document to his personal representative, and to all persons, if any, having joint interests with him in such shares.

134.	Unintentional failure to deliver a notice of a meeting to a shareholder, or failure to receive such notice by a shareholder, shall not prejudice the effect of any resolution adopted at such meeting.

135.	A notice of a general meeting of the Company shall not have to specify the form of the resolution—whether ordinary or special—put forward for deliberation at that meeting, provided that the notice of convening the meeting will specify the agenda, the nature of the issue put forward for deliberation and the procedures for a written vote pursuant to the provisions of Article G, Chapter II, Part III of the Companies Law. However, it shall be sufficient (but there shall be no duty to do so) to specify in any notice of a general meeting—in place of the indication in general wording as aforesaid—that a resolution shall be put forward for deliberation and voting at the meeting, the form of which can be reviewed, provided the notice shall designate the place or places in Israel and the time or times designated for review of the form of the resolution.

Winding-up

136. 136.1	In the event of adopting a resolution on voluntary winding-up of the Company, any holder of the Company’s convertible securities may, within ninety (90) days of the date of the resolution, notify the Company in writing of his desire to be deemed to have utilized his right to exercise the convertible securities in his possession immediately upon adopting the resolution, at the exercise price in effect at that time. Where the holder of the Company’s convertible securities so opts, he shall have to transfer to the Company, together with the said notice, the full consideration for all the exercise shares he wishes to be deemed to have purchased. In such case the holder of the aforesaid convertible securities shall be entitled to all such rights upon winding-up as if he had utilized the exercise right immediately prior to the adopting of the resolution on liquidation.

136.2	In the event of adopting a resolution on voluntary winding up of the Company, any holder of the Company’s convertible securities who, prior to the adoption of the resolution on liquidation, had exploited his right to exercise the convertible securities in his possession, and had submitted to the Company an application for allotment of shares and had attached the full amount of the consideration due from him for all the exercise shares he wishes to purchase, but the shares have not yet been allotted to him—shall be deemed as if the shares set forth in his application had been allotted to him prior to the winding-up, and the sum paid therefor as aforesaid, on account of the par value of such shares, had been paid.

137.	Should the Company be wound-up and the Company’s property available for distribution among the members as such shall not suffice to repay all paid-up capital, such assets shall be distributed pro rata to the capital that is paid-up or credited as paid-up on the shares held by each member upon commencement of the winding-up, regardless of the premium amounts, and if, upon winding up, the Company’s property designated for distribution among the members exceeds the amount sufficient to repay all paid-up capital upon commencement of liquidation, the surplus shall belong and be delivered to the members pro rata to the par value sum that was paid-up or credited as paid-up at the outset of the winding up, of the shares held by each of them, not taking account of the costs of the premiums.

138. 138.1	Subject to the provisions of the Companies Law and the rights attached to the various classes of shares existing in the Company, the liquidator may, by special resolution of the Company, distribute in specie among the shareholders all or part of the surplus property, and the liquidator may further, by such special resolution, deposit any part of the surplus property with trustees who shall hold same in trust in favor of the shareholders, as the liquidator shall deem fit.

138.2	In order to distribute the surplus property in specie, the liquidator may determine the fit value of the property available for distribution and decide how such distribution shall be implemented among the shareholders, taking account of the rights attached to the various classes of shares existing in the Company that are held by them.

Merger

139.	Any merger of the Company, implemented subject to and in accordance with the provisions of Chapter I, Part VIII of the Companies Law, shall be subject to the approval of the Board of Directors which shall be given by a majority of 75% of the directors present who are entitled to vote, as well as the approval of the general meeting which shall be given by a majority of 60% of those who are present and entitled to vote.

Change in the Articles of Association

140.	To remove any doubts, without derogating from the provisions of any law, any change of an Article herein, save as expressly stated otherwise, shall be adopted by a resolution of the general meeting, by a majority of the shareholders, present in person or voting by proxy, who hold shares that confer on them sixty percent (60%) or more of the voting power of all the shares held by those present and voting on that resolution (not taking abstentions into account), either in person or through a proxy, including by means of a proxy card.

Donations

141.	The Company may donate reasonable amounts for worthy causes, even where the donation is not designated to generate profits to the Company. The Board of Directors may determine, at its discretion, the amounts of donations, their purposes, the identity of the donees and any other terms in connection therewith. The Board of Directors may also authorize the general manager of the Company to make decisions regarding donations within a framework of amounts to be set by the Board of Directors.